Exhibit 99.1
One Gateway Center, Suite 702, Newton, MA 02458 USA
Clinical Data Reports Strong Fourth Quarter and Fiscal Year 2008 Results
NEWTON, Mass. — June 16, 2008 — Clinical Data, Inc. (NASDAQ: CLDA), a leader in the development of predictive tests and targeted therapeutics from its growing portfolio of proprietary genetic biomarkers, today announced strong revenue growth and continued achievement of its corporate objectives for the fourth quarter and fiscal year ended March 31, 2008.
Total revenue for the fourth quarter rose 25% to $7.8 million from $6.3 million for the same period a year ago, while full fiscal 2008 revenue increased 20% to $29.4 million compared with $24.4 million in fiscal 2007, in each case excluding the impact associated with the planned wind-down of certain grant revenue from the acquisition of Icoria, Inc. Total fiscal 2008 revenue was $34.0 million including the Icoria grant revenue.
“2008 was a transformative and foundational year for Clinical Data,” said Drew Fromkin, Clinical Data’s President and CEO. “We successfully completed the divestiture of our legacy diagnostics businesses, and with the acquisition of Epidauros Biotechnologie AG, continued to enhance our proprietary, biomarker driven and genomic services businesses. We have integrated and organized these acquisitions into two core business units: PGxHealth®, which brings together our experience and capabilities in the identification and clinical validation of biomarkers, to develop and commercialize genetic and pharmacogenetic tests and targeted therapeutics, and Cogenics®, a global provider of value-based genomic services and solutions to the healthcare and lifesciences industries.
“By successfully completing, in fiscal 2008, the first of two Phase III clinical trials for vilazodone, a dual serotonergic antidepressant, Clinical Data has demonstrated its ability to independently advance a novel drug candidate through late stage clinical development and concurrently identify proprietary biomarkers of response. This trial demonstrated both statistical and clinical significance on primary and secondary endpoints of efficacy in major depressive disorder, and we quickly progressed to the initiation of a safety trial and second Phase III registration trial. We also expanded our FAMILION® family of genetic tests for life threatening cardiac conditions by introducing a test for Catecholaminergic Polymorphic Ventricular Tachycardia (CPVT) in October and, since the end of the fiscal year, a test for Hypertrophic Cardiomyopathy (HCM) to expand our offerings and revenue in this well-established and rapidly growing sales channel.”

Fourth Quarter Highlights
Predictive Genetic Tests: Significant Growth in Sales and Payer Coverage
•	PGxHealth completed the second full quarter with its new sales force in place. As a result, revenue from PGxHealth’s FAMILION and PGxPredict® tests increased sequentially by 15% from the prior quarter and by 80% from the same period a year ago.

•	PGxHealth announced that its flagship FAMILION LQTS (Long QT Syndrome) test met the criteria for establishing the diagnosis of LQTS, in certain patients, from the Blue Cross and Blue Shield Association Technology Evaluation Center, which the Company believes will lead to even more expansive payer coverage for this important test.

•	PGxHealth has applied to be an approved laboratory provider in all 50 state Medicaid programs and has received approval in 30 states. In the remaining states, we continue to pursue Medicaid acceptance through pending claims and contract negotiations.

•	PGxHealth’s FAMILION LQTS test achieved significant growth in positive reimbursement policies from private and public insurers covering 140 million lives.
Vilazodone Clinical Development: Key Milestones Achieved
In March, Clinical Data initiated the second of two Phase III trials of vilazodone, the Company’s novel drug candidate for the treatment of depression. This double-blind, placebo-controlled clinical trial is designed to assess the efficacy and safety of vilazodone. It will also further evaluate genetic biomarkers of response to vilazodone identified during the first Phase III trial, which are intended to lead to the development of a pharmacogenetic test that would help to identify those patients most likely to respond to vilazodone. Prior to the launch of the second Phase III trial, the Company also initiated a long-term safety trial in December 2007 and recently completed enrollment of that trial.
Genomic Services: Ongoing Leadership of the Market
During the fourth quarter, Cogenics installed new-to-market technologies, completed leading-edge research and announced several collaborations that strengthen its suite of value-based service offerings for academic, industrial and biotech customers. Some highlights include:
•	Increased revenue for the quarter of 19% to $6.2 million compared to $5.3 million, for same period last year after excluding the impact associated with the wind-down of Icoria’s grant revenue.

•	Completion of a semi-exclusive marketing agreement with Affymetrix, Inc. for a new drug metabolism service using the Affymetrix Drug Metabolizing Enzymes and Transporter (DMET).

•	Completion of a multi-year agreement with Norwich, UK-based John Innes Centre (JIC) for the provision by Cogenics gene expression and other genomics services in a solutions-oriented approach that will help the JIC enhance its leading-edge plant science and microbiology research capabilities.

•	Establishment of Cogenics as one of the highest capacity commercial providers of genomic services in the world as a result of Cogenics becoming the first commercial genetic services providers to install Illumina’s new iScan System, which has processed the Human610-Quad chip six times faster than previous platforms.

In addition, since the fiscal year ended, Clinical Data has:
•	Further expanded its FAMILION family of genetic tests with a new test for HCM, the most common form of inherited heart muscle disease, affecting approximately 1 in 500 individuals in the United States.

•	Presented data on vilazodone at a meeting of the American Psychiatric Association that included data on a biomarker identified during the first Phase III trial that identifies patients who had significantly more improvement after 8 weeks of treatment with vilazodone than vilazodone-treated patients without the biomarker. The vilazodone-treated patients who were biomarker negative had a response similar to that of placebo-treated subjects.
Financial Results: Q4 2008
Total fiscal 2008 fourth quarter revenues, excluding the impact associated with the planned wind-down of Icoria’s grant revenues, rose 25% to $7.8 million from $6.3 million for the same period a year ago, driven by increased sales of PGxHealth genetic tests and continued strong demand for Cogenics’ genomic services.
Revenue from PGxHealth’s tests increased 80% to $1.5 million compared with $0.7 million in the year ago quarter. The increase was driven by the launch of the new PGxHealth sales force in the latter part of the fiscal second quarter.
Cogenics revenue for the quarter increased 19% to $6.2 million compared with $5.3 million, excluding the impact associated with the wind-down of Icoria’s grant revenues for the same period last year. The increase was driven by revenue contribution from Epidauros of $0.8 million and growth in Cogenics domestic operations of $0.4 million, or 13% over the prior year period.
Gross margin for the three months ended March 31, 2008 was 19% compared with 34% for the fourth quarter of last year. This decline was due primarily to planned aggressive investment in infrastructure, equipment, and a new laboratory information system (LIMS) designed to increase margins as sales of PGxHealth tests grow in coming periods. Also contributing to this decline in gross margins were increased labor costs incurred to support revenue growth, increased research and development expense in the testing business to support expansion of PGxHealth’s line of PGxPredict tests, and lower margins from our Cogenics gene sequencing services due to competitive pricing pressures.
The net loss from continuing operations for the three months ended March 31, 2008, was $14.8 million, which included non-cash items related to depreciation and amortization of $1.1 million and stock based compensation of $1.9 million. During the fourth quarter, the Company also funded vilazodone clinical trial and development efforts totaling $4.4 million and new biomarker test development efforts totaling $1.7 million.

Financial Results: Fiscal Year 2008
Fiscal 2008 revenues, excluding the impact associated with the planned wind-down of the Icoria grant revenues increased 20% to $29.4 million compared to $24.4 million in fiscal 2007. Fiscal 2008 revenues, including Icoria’s non-recurring grant revenues, were $34.0 million. PGxHealth revenue for the full fiscal year increased 33%, or $1.3 million to $5.1 million, compared to fiscal 2007 revenue of $3.8 million. This increase was driven primarily by a 41% increase in sales of PGxHealth’s tests which grew to $4.6 million in fiscal 2008.
Cogenics revenue was $28.9 million for the fiscal year ended March 31, 2008. Excluding the impact associated with Icoria’s grant revenues, Cogenics revenue was $24.3 million, which represents an 18%, or $3.7 million, increase from revenue of $20.6 million in fiscal 2007. The increase was due to the inclusion of $2.1 million of revenue from Epidauros which was acquired in August 2007, and growth in Cogenics’ domestic revenue of $1.0 million.
Gross profit margins in fiscal 2008 were 23% compared with 38% in fiscal 2007. The decline was primarily due to planned, aggressive investment in infrastructure, equipment and a new LIMS, which are designed to increase margins as sales of PGxHealth tests grow in future periods. Also contributing to the decline in profit margins for the period were increased labor costs incurred to support revenue growth, increased research and development expenses incurred to support growth in the proprietary test business, and lower margins from our Cogenics gene sequencing services due to competitive pricing pressures.
Sales and marketing expenses increased $4.3 million, or 74%, from $5.7 million in fiscal 2007 to $10.0 million in fiscal 2008. The increase was due primarily to the hiring of a new sales and marketing function within PGxHealth, including senior level management.
Research and development expense increased by $7.0 million to $18.6 million in fiscal 2008, or 61%, from $11.6 million in fiscal 2007. The increase is due primarily to a $3.6 million equity payment made to Merck-Serono associated with the successful conclusion of the vilazodone Phase III clinical trial completed during the second quarter of the fiscal year. During fiscal 2007, we recorded a $1.6 million equity milestone charge for manufacturing rights acquired from Merck-Serono. We expect our ongoing research and development costs to increase significantly in fiscal 2009 as our vilazodone development program progresses.
General and administrative expenses increased $1.5 million, or 6%, from $25.9 million in fiscal 2007 to $27.4 million in fiscal 2008. The increase was associated with the acquisition costs incurred in the Epidauros transaction totaling $1.6 million, and an increase in non-cash stock based compensation which rose $1.2 million from $3.7 million in fiscal 2007 to $4.9 million in 2008. These increases were offset by savings in other areas.
The net loss from continuing operations for the fiscal year was $46.1 million which included non-cash items related to depreciation and amortization of $6.6 million, and stock based compensation charges of $10.6 million, including a $3.6 million non-cash equity milestone payment to Merck-Serono. During the year, the Company funded vilazodone clinical trial and development efforts totaling $11.3 million and new proprietary biomarker test development efforts totaling $2.9 million.
At the end of fiscal 2008, the Company had cash and marketable securities totaling $67.5 million.
“In addition to the progress we’ve made on the vilazodone development program, the Company has filed patents on genetic markers associated with response to vilazodone,” continued Mr. Fromkin. “With the safety and second Phase III trials for vilazadone now well underway, we remain on-track for the submission of a new drug application to the U.S. Food & Drug Administration in late calendar year 2009.”
“In fiscal 2008 our newly expanded management and scientific teams executed extremely well. We are excited by the progress we made in 2008 and our strong start to fiscal 2009. Looking ahead, we will continue to aggressively drive revenue in both PGxHealth and Cogenics. We will also provide additional resources to support strong growth in our proprietary marker development and genetic and pharmacogenetic testing businesses, as we continue to actively pursue the development of vilazodone, and look for opportunities that further leverage our intellectual property to target therapeutics in populations where drug response and safety can be enhanced.”
About Clinical Data, Inc.
Clinical Data, Inc. is unlocking the potential of molecular discovery from Targeted Science to Better Healthcare™. Its PGxHealth® division focuses on proprietary biomarker and pharmacogenetic test development as well as targeted therapeutics to help predict drug safety and efficacy, thereby reducing health care costs and improving clinical outcomes. Its Cogenics® division provides genomics services to both research and regulated environments. Through these divisions, Clinical Data is leveraging advances in molecular discovery to provide tangible benefits for patients, doctors, scientists and health plans worldwide. Visit the Company’s website at www.clda.com for more information.
For More Information
Clinical Data, Inc.
EVC Group, Inc.
Douglas Sherk & Dahlia Bailey (investors)
+1-415-896-6820
Steve DiMattia (media)
+1-646-201-5445
SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995
This press release contains certain forward-looking information about Clinical Data that is intended to be covered by the safe harbor for “forward-looking statements” provided by the Private Securities Litigation Reform Act of

1995, as amended. Forward-looking statements are statements that are not historical facts. Words such as “expect(s),” “feel(s),” “believe(s),” “will,” “may,” “anticipate(s)” and similar expressions are intended to identify forward-looking statements. These statements include, but are not limited to statements regarding: our ability to successfully introduce our new pharmacogenetic and molecular diagnostics products and services; our ability to expand our long-term business opportunities; our ability to maintain normal terms with our customers and partners; financial projections and estimates and their underlying assumptions; and statements regarding future performance. All of such statements are subject to certain risks and uncertainties, many of which are difficult to predict and generally beyond the control of the Company, that could cause actual results to differ materially from those expressed in, or implied or projected by, the forward-looking information and statements. These risks and uncertainties include, but are not limited to: whether our PGxPredict pharmacogenomics tests and Cogenics molecular services offerings will gain wide acceptance in the market; whether Vilazodone will advance further in the clinical trials process and whether and when, if at all, Vilazodone will receive final approval from the U.S. Food and Drug Administration and equivalent foreign regulatory agencies and for which indications; whether we will be able to successfully identify and validate biomarkers for response to Vilazodone; whether Vilazodone will be successfully marketed if approved; the extent to which genetic markers (haplotypes) are predictive of clinical outcomes and drug efficacy and safety; the strength of our intellectual property rights; competition from pharmaceutical, biotechnology and diagnostics companies; the development of and our ability to take advantage of the market for pharmacogenetic and biomarker products and services; our ability to raise additional capital to fund our operations on terms acceptable to the Company; general economic downturns; and other risks contained in our various SEC reports and filings, including but not limited to our Annual Report on Form 10-K for the fiscal year ended March 31, 2008, our Quarterly Report on Form 10-Q for the fiscal quarter ended December 31, 2007 and our Current Reports on Form 8-K filed with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date hereof, and we do not undertake any obligation to revise and disseminate forward-looking statements to reflect events or circumstances after the date hereof, or to reflect the occurrence of or non-occurrence of any events.
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CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands)

	Three Months Ended		Years Ended
	March 31,		March 31,
	2008	2007	2008	2007
	(UNAUDITED)
Revenues	$7,825	$7,093	$34,032	$31,556
Cost of revenues	6,341	4,656	26,266	19,703

Gross profit	1,484	2,437	7,766	11,853

Operating expenses:
Research and development	6,064	2,022	18,586	11,551
Sales and marketing	3,013	2,337	9,997	5,746
General and administrative	7,879	7,573	27,387	25,922

Total operating expenses	16,956	11,932	55,970	43,219

Operating loss	(15,472)	(9,495)	(48,204)	(31,366)

All other income/(expense), net	660	(6)	2,059	690

Loss from continuing operations before taxes	(14,812)	(9,501)	(46,145)	(30,676)
Benefit from (provision for) income taxes	82	(137)	28	(107)

Loss from continuing operations	(14,730)	(9,638)	(46,117)	(30,783)
Income (loss) from discontinued operations	43	(7,307)	10,787	(6,739)

Net loss	$(14,687)	$(16,945)	$(35,330)	$(37,522)

(Loss) income per basic and diluted share:
Continuing operations	$(0.70)	$(0.65)	$(2.42)	$(2.18)
Discontinued operations	—	(0.49)	0.57	(0.47)

Net loss	$(0.70)	$(1.14)	$(1.85)	$(2.65)

Weighted average shares: basic and diluted	21,130	14,802	19,081	14,186

CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	March 31,	March 31,
	2008	2007
ASSETS
Current Assets:
Cash and cash equivalents	$54,755	$14,071
Accounts receivable, net	6,290	5,501
Prepaid expenses and other current assets	2,534	3,099
Assets of discontinued operations	—	22,332

Total current assets	63,579	45,003

Marketable securities, at fair value	12,725	—
Property, plant and equipment, net	9,169	5,311
Goodwill & intangible assets, net	43,197	30,729
Other assets, net	778	720
Assets of discontinued operations	—	5,727

TOTAL ASSETS	$129,448	$87,490

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Current portion of long-term debt and capital leases	$2,562	$1,552
Accounts payable, accrued expenses and other liabilities	15,689	11,499
Liabilities of discontinued operations	—	14,934

Total current liabilities	18,251	27,985

Long-Term Liabilities	5,122	8,785

Stockholders’ Equity	106,075	50,720

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$129,448	$87,490